The Mexico Fund, Inc.

Monthly Summary Report
February 2012

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

		February 29, 2012

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$354.16	$345.31	$413.28

NAV per share	$26.50	$25.84	$30.87

Closing price NYSE2	$24.60	$23.59	$27.68

% Premium (Discount)	(7.17%)	(8.71%)	(10.33%)

Shares traded per month2 (composite figures)	802,241	893,192	313,688

Outstanding shares3	13,362,856	13,362,856	13,389,176

Shares on Short Interest Position2	22,345	7,724	12,171

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	4.28%	11.94%	2.69%	1.20%

NAV per share	2.55%	9.36%	0.92%	-3.29%

Bolsa Index	2.49%	8.77%	1.51%	-3.89%

MSCI Mexico Index	2.71%	8.09%	1.15%	-2.55%

	2 Years	3 Years	5 Years	10 Years

Market price	34.64%	202.47%	20.84%	313.69%

NAV per share	24.43%	161.11%	15.22%	303.53%

Bolsa Index	18.70%	149.58%	23.26%	298.61%

MSCI Mexico Index	22.61%	142.18%	14.13%	242.12%

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1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2 Source: New York Stock Exchange. Short interest position as of first fortnight of every month.

3 During February 2012, the Fund did not repurchase any of its own shares in the open market.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Figures calculated using the dividend reinvestment criteria.

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier

Bolsa Index5	37,816.69	37,422.68	37,019.70

Daily avg. of million shares traded	434.0	350.0	252.7

Valuation Ratios6: P/E	19.28	19.61	19.08

P/BV	2.69	2.73	2.95

EV/EBITDA	8.31	8.59	8.56

Market capitalization (billion US$)	$501.43	$493.28	$512.94

IV. The Mexican Economy.
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7

One month	4.32%	4.27%	4.04%

Six months	4.48%	4.55%	4.58%

One year	4.60%	4.70%	4.81%

Long-term Bonds

Three years	4.92%	5.01%	5.87%

Five years	5.00%	5.46%	N.A.

Ten years	N.A.	N.A.	N.A.

20 years	7.24%	7.41%	8.18%

30 years	N.A.	7.47%	8.31%

Currency Market8

Exchange Rate (Ps/US$)	12.8624	Ps. 13.0456	Ps. 12.1016

	Month	Year to Date	Last 12 Months

Inflation Rates on Previous Month

Consumer Price Index9 (CPI)	0.71%	0.71%	4.05%

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5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México

9 Source: Banco de México

V.  Economic Comments.

According to results of the monthly poll conducted during February 2012 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 3.34% during 2012 and 3.43% during 2013. The inflation rate is estimated by analysts to be 3.88% for 2012 and 3.68% for 2013. The exchange rate of the peso against the dollar is expected to end 2012 at Ps. 12.86 and at Ps. 12.94 towards the end of 2013, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.45% and 4.90% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI. Portfolio of Investments As of February 29, 2012 (Unaudited)

			Percent of
Shares Held	COMMON STOCK - 96.20%	Value	Net Assets
	Airports
1,000,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$6,883,630	1.94%

	Beverages
1,865,000	Arca Continental, S.A.B. de C.V.	8,630,178	2.44
540,000	Coca-Cola Femsa, S.A.B. de C.V. Series L	5,337,278	1.51
3,850,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	28,276,955	7.98
1,000,000	Grupo Modelo, S.A.B. de C.V. Series C	6,534,550	1.84
		48,778,961	13.77
	Building Materials
16,590,000	Cemex, S.A.B. de C.V. Series CPO	12,665,894	3.58

	Chemical Products
3,000,000	Mexichem, S.A.B. de C.V.	10,803,583	3.05

	Construction and Infrastructure
2,200,000	Empresas ICA, S.A.B. de C.V.	4,034,861	1.14

	Consumer Products
2,200,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	12,152,475	3.43

	Financial Groups
1,470,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	3,600,028	1.02
2,700,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	11,028,890	3.11
		14,628,918	4.13
	Food
5,670,000	Grupo Bimbo, S.A.B. de C.V. Series A	12,766,140	3.60
1,500,000	Grupo Herdez, S.A.B. de C.V.	3,062,414	0.87
		15,828,554	4.47
	Health Care
3,600,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	6,843,202	1.93

	Holding Companies
1,000,000	Alfa, S.A.B. de C.V. Series A	13,336,547	3.77
1,620,000	Grupo Carso, S.A.B. de C.V. Series A1	5,031,643	1.42
		18,368,190	5.19
	Housing
1,300,000	Urbi Desarrollos Urbanos, S.A.B. de C.V.	1,509,983	0.43

	Media
4,940,000	Grupo Televisa, S.A.B. Series CPO	21,096,700	5.96

	Mining
4,712,082	Grupo México, S.A.B. de C.V. Series B	14,833,328	4.19
180,500	Industrias Peñoles, S.A.B. de C.V.	8,944,871	2.52
		23,778,199	6.71

			Percent of
Shares Held	COMMON STOCK	Value	Net Assets
	Retail
104,500	First Cash Financial Services, Inc.	4,416,210	1.25
2,000,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	5,009,951	1.41
1,620,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	12,888,310	3.64
12,330,000	Wal-Mart de México, S.A.B. de C.V. Series V	38,411,424	10.85
		60,725,895	17.15
	Steel
315,400	Ternium, S.A.	7,456,126	2.10

	Stock Exchange
3,200,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	6,222,167	1.76

	Telecommunications Services
54,768,000	América Móvil, S.A.B. de C.V. Series L	65,785,981	18.58
175,000	NII Holdings, Inc.	3,129,004	0.88
		68,914,985	19.46

	Total Common Stock	$340,692,323	96.20%

Securities	SHORT-TERM SECURITIES – 4.24%
Principal Amount
	Repurchase Agreements
$3,670,319	BBVA Bancomer, S.A., 4.48%, dated 02/29/12, due 03/01/12 repurchase price $3,670,776 collateralized by Bonos del Gobierno Federal.	$3,670,319	1.03%
	Time Deposits
	Comerica Bank, 0.11%, dated 02/29/12, due 03/01/12	11,336,265	3.20
	Total Short-Term Securities	15,006,584	4.23
	Total Investments	355,698,907	100.43
	Liabilities in Excess of Other Assets	(1,538,326)	(0.43)
	Net Assets Equivalent to $26.50 per share on 13,362,856 shares of capital stock outstanding	$354,160,581	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)